Exhibit 99.01

KANA Software Reports Second Quarter 2009 Financial Results

Menlo Park, CA, July 29, 2009 – KANA Software, Inc. (OTCBB: KANA.OB), a world leader in multi-channel customer service, today announced financial results for the second quarter ended June 30, 2009.

•	KANA increased its cash position, reduced the combined total of its payables and its accrued liabilities, and generated positive net cash flow from operating activities in the second quarter of 2009.

•

The Company reported a net loss in accordance with accounting principles generally accepted in the United States (GAAP) of $607,000, or $0.01 per share for the second quarter of 2009, compared to a net loss of $3.3 million or $0.08 per share in the first quarter of 2009 and compared to a net loss of $137,000, or $0.00 per share for the second quarter of 2008.

•

For the second quarter of 2009, KANA reported non-GAAP net income of $703,000, or $0.02 per share, compared to a non-GAAP net loss of $2.7 million or $0.07 per share in the first quarter of 2009, and compared to non-GAAP net income of $549,000, or $0.01 per share, in the second quarter of 2008. KANA’s quarterly non-GAAP net income (loss) was calculated by adding back accounting charges for stock-based compensation expense, amortization of acquired intangible assets, and restructuring expense to KANA’s GAAP net loss.

•	KANA’s total revenues for the second quarter of 2009 were $11.9 million, compared to $10.9 million in the first quarter of 2009 and compared to $16.7 million in the second quarter of 2008.

•

Maintenance revenue in the second quarter of 2009 was $7.1 million, compared to $6.6 million in the first quarter of 2009 and compared to $7.6 million in the second quarter of 2008. In the second quarter of 2009, service revenue was $3.3 million, compared to $3.1 million in the first quarter of 2009 and compared to $5.1 million for the second quarter of 2008, while license revenue was $1.5 million in the second quarter of 2009 compared to $1.2 million in the first quarter of 2009 and compared to $4.0 million in the second quarter of 2008.

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KANA announced during the quarter the completion of a term sheet for $1 million in subordinated debt financing as part of the recently extended Loan & Security Agreement between the Company and Bridge Bank.

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KANA continues to make improvements to its cost structure. In the first two quarters of 2009, the Company’s run rate is on track to reduce annual costs by at least $16 million. The Company continues to expect 2009 total non-GAAP operating expenses to be at least 25% less than 2008 non-GAAP operating expense. KANA has achieved these cost reductions in 2009 while maintaining its level of investment in both research & development and customer support.

Company Highlights:

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KANA announced during the second quarter that online travel service provider priceline.com selected KANA 10, which provides customer-service executives unprecedented control over the end-to-end Service Experience. KANA and IBM made the announcement of priceline.com’s selection simultaneously with their announcement of the rollout of KANA 10, which is built on IBM’s industry-leading SOA foundation and enables its customers to make changes in minutes instead of months. “Priceline.com wanted a solution that increased our agility in accommodating varying business conditions and changes in products to ensure our customers have the ideal service experience,” said priceline.com’s Chief Technology Officer, Ron Rose. “KANA 10, with its experience flow capability, provided us with the ability to accomplish that.”

•	Additional customers selecting KANA solutions during the second quarter included Biogen Idec, Inc.; LoveFilm UK, Limited; and one of the largest telecommunications companies in the United States.

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KANA also announced that it has formed KANA Global Consulting Services, a new business unit charged with providing strategic business consulting, expertise in industry-specific business processes and delivery of new technology solutions critical to helping major corporations deliver superior service experiences for their customers. As part of the formation of the new services unit, KANA is fully merging eVergance Partners LLC, its management consulting services subsidiary, into KANA to streamline operations and better align its strategic business services.

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During the second quarter, KANA was named a Service Leader by CRM magazine for the third consecutive year. KANA won the “Web Interaction Management” category and was listed as a leader in the “Web Self-Service” category. Also, KANA customer Xerox won a 2009 STAR Award for Best Practices from the Service & Support Professionals Association (SSPA).

“Non-GAAP profitability, positive net operating cash flow, increased cash and immediate success for KANA 10 were the hallmarks of our second quarter,” said Michael Fields, KANA’s Chief Executive Officer. “By sustaining strong renewal maintenance revenue within a significantly lower operational cost structure, KANA succeeded in achieving non-GAAP profitability in the second quarter, even though a handful of deployment delays caused our overall revenue to come in slightly below the lower end of our guidance range. Excellent early traction for KANA 10, typified by the selection by priceline.com, bolsters our confidence in maintaining non-GAAP profitability in each of the two remaining quarters of the year. KANA has positioned itself well for growth and sustainable profitability and is focused on market leadership in multi-channel customer service.”

KANA said that it expects revenue of $12 million to $13.5 million and non-GAAP operating profitability in the third quarter of 2009.

Investor Conference Call Information

KANA’s management team will host a conference call today at 4:30PM EDT (1:30PM PDT) in which it will discuss the Company’s reported quarterly financial results and financial outlook. Investors are invited to listen to the call by dialing (866) 831-6270 or (617) 213-8858 and entering passcode #32622796. The conference call will also be

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broadcast from KANA’s website. A digital recording will be provided by telephone two hours after the completion of the conference call, through midnight on August 1, 2009. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter passcode #76356713. The replay will also be available on the Company’s website for one year.

About KANA

KANA is a world leader in multi-channel customer service. KANA’s integrated solutions allow companies to deliver consistent, managed service across all channels, including email, chat, call centers and Web self-service, so customers have the freedom to choose the service they want, how and when they want it. KANA’s clients report double-digit increases in customer satisfaction, while reducing call volumes by an average of 20 percent. KANA’s award-winning solutions have been proven in more than 600 companies worldwide, including approximately half of the world’s largest 100 companies. For more information visit www.KANA.com.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the attached table, which exclude certain expenses including stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995: Information in this release regarding KANA’s forecasts, projections, expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which will likely change and we assume no obligation to update any such forward-looking statement. These statements include statements about anticipated revenue growth, profitability, market leadership, demand for KANA’s software, and customers’ expected benefits and results from KANA applications. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to: competition in our marketplace, including introductions of new products or services, or reductions in prices, by competitors; risks associated with lack of market acceptance of KANA’s products or services; inability to enhance and develop our products and services within budget and on schedule; inability to attract and retain qualified employees, to manage cash and expenditures or to expand sales; KANA’s history of losses; the effect of potential military action and terrorist activities; and slow economic conditions, particularly as they affect spending by our prospective customers on multi-channel customer service and similar enterprise software products. These and other factors are risks associated with our business that may affect our operating results and are discussed in KANA’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

(financial tables follow here.)

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Contact:

Investors

KANA Software

650-614-8160

InvestorRelations@KANA.com

Press/Media

New Venture Communications for KANA

Ted Rossman, 914-432-7083

trossman@newventurecom.com

Lauren Dresnick, 650-343-2735

ldresnick@newventurecom.com

Kana Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
License fees	$1,518	$3,972	$2,717	$9,695
Services	10,395	12,681	20,088	25,243

Total revenues	11,913	16,653	22,805	34,938

Costs and expenses:
Cost of license fees	187	146	375	558
Cost of services	3,606	5,340	8,084	10,758
Amortization of acquired intangible assets	125	125	250	250
Sales and marketing	2,235	5,028	5,237	11,272
Research and development	3,386	3,426	7,049	6,760
General and administrative	2,115	2,641	4,715	5,825
Restructuring expense (recovery)	805	—	805	(482)

Total costs and expenses	12,459	16,706	26,515	34,941

Loss from operations	(546)	(53)	(3,710)	(3)
Interest and other income (expense), net	(51)	(64)	(137)	(167)

Loss before income tax expense	(597)	(117)	(3,847)	(170)
Income tax expense	(10)	(20)	(26)	(46)

Net loss	$(607)	$(137)	$(3,873)	$(216)

Basic and diluted net loss per share	$(0.01)	$(0.00)	$(0.09)	$(0.01)

Shares used in computing basic and diluted net loss per share	41,215	41,212	41,214	41,211

Stock-based compensation included in the expense line items:

Cost of services	$67	$82	$150	$185
Sales and marketing	103	176	214	340
Research and development	71	96	134	173
General and administrative	139	207	316	424

	$380	$561	$814	$1,122

Reconciliation of GAAP net loss to non-GAAP net income (loss):
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net loss, GAAP	$(607)	$(137)	$(3,873)	$(216)
Non-GAAP adjustments:
Stock-based compensation	380	561	814	1,122
Restructuring expense (recovery)	805	—	805	(482)
Amortization of acquired intangible assets	125	125	250	250

Net income (loss), non-GAAP	$703	$549	$(2,004)	$674

Net income (loss) per share, non-GAAP
Basic	$0.02	$0.01	$(0.05)	$0.02

Diluted	$0.02	$0.01	$(0.05)	$0.02

Shares used in per share calculation
Basic	41,215	41,212	41,214	41,211

Diluted	41,230	41,418	41,214	41,241

Kana Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
Assets

Cash and cash equivalents	$2,939	$6,988
Accounts receivable, net	6,030	7,556
Other current assets	2,063	2,030

Total current assets	11,032	16,574

Restricted cash, long-term	305	751
Property and equipment, net	1,544	1,923
Goodwill	12,415	12,415
Acquired intangible assets, net	1,476	1,726
Other assets	131	428

Total Assets	$26,903	$33,817

Liabilities and Stockholders’ Equity (Deficit)

Line of credit	$3,856	$6,000
Notes payable, current portion	247	1,821
Accounts payable	3,045	3,559
Accrued liabilities	5,088	5,143
Accrued restructuring	873	946
Deferred revenue	13,700	12,946

Total current liabilities	26,809	30,415

Deferred revenue, long-term	242	86
Accrued restructuring, long-term	94	234
Notes payable, long-term	—	13
Other long-term liabilities	451	479

Total liabilities	27,596	31,227

Total stockholders’ equity (deficit)	(693)	2,590

Total Liabilities and Stockholders’ Equity (Deficit)	$26,903	$33,817

Kana Software, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
OPERATING ACTIVITIES
Net loss	$(607)	$(137)	$(3,873)	$(216)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	325	287	662	587
Amortization of acquired intangible assets	125	125	250	250
Employee and non-employee stock-based compensation	380	561	814	1,122
Provision for doubtful accounts	9	(11)	9	5
Change in fair value of warrant liability	2	—	(4)	—
Non-cash interest accretion	11	27	23	77
Restructuring costs (recovery)	341	—	341	(482)

Changes in operating assets and liabilities:
Accounts receivable	415	(3,390)	1,484	(1,389)
Prepaid expenses and other assets	(237)	(95)	264	349
Accounts payable and accrued liabilities	(477)	(255)	(715)	50
Accrued restructuring	(251)	(289)	(554)	(695)
Deferred revenue	2	158	893	(609)

Net cash provided by (used in) operating activities	38	(3,019)	(406)	(951)

INVESTING ACTIVITIES
Purchases of property and equipment	(194)	(377)	(284)	(844)
Acquisition, net of cash acquired	—	85	—	85
Decrease in restricted cash	746	—	446	—

Net cash provided by (used in) investing activities	552	(292)	162	(759)

FINANCING ACTIVITIES
(Repayments) borrowings on line of credit, net	1,103	1,726	(2,144)	2,111
Borrowings on notes payable	227	—	227	—
Repayments under notes payable	(1,534)	(776)	(1,814)	(1,410)

Net cash provided by (used in) financing activities	(204)	950	(3,731)	701

Effect of exchange rate changes on cash	59	(112)	(74)	(85)

Net increase (decrease) in cash and cash equivalents	445	(2,473)	(4,049)	(1,094)

Cash and cash equivalents at beginning of period	2,494	5,685	6,988	4,306

Cash and cash equivalents at end of period	$2,939	$3,212	$2,939	$3,212